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Exhibit 6.2

Acquired Intelligence Inc.
Acquired Intelligence Inc.
Suite 205 - 1095 McKenzie Avenue
Victoria, B.C. V8P 2L5
CANADA

Clinical Intelligence Inc.
1629 York Street, Suite 102
Denver, CO 80208
USA

October 10, 2003

Amendment of License Agreement Section 10: Termination

        Acquired Intelligence Inc. and Clinical Intelligence Inc. hereby agree to amend the License Agreement for the ACQUIRE® software products as follows:

        The word of Section 10.1(a) will replace the original text:

        (a)   the Licensee fails to secure the financing required to pursue the business plan objectives within one year of signing this Agreement:

        with the amended text:

        (a)   the Licensee fails to secure the financing required to pursue the business plan objectives within two years of signing this Agreement;

        From the date of signing this amendment the amended text for this clause will be in affect.

ACQUIRED INTELLIGENCE INC.		CLINICAL INTELLIGENCE INC.
Per:	/s/ IAN MORRISON Signature	Per:	/s/ ROBERT SIDE Signature
Ian Morrison, Director Name and Title		Robert Side, President Name and Title
October 14, 2003 Date		October 14, 2003 Date

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Amendment of License Agreement Section 10: Termination